UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2015

TETRALOGIC PHARMACEUTICALS

CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-36208	42-1604756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Phoenixville Pike, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 889-9900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 30.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 .13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 24, 2015, TetraLogic Pharmaceuticals Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $17,000,000 in shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, upon the satisfaction of all of the conditions to the Company’s right to commence sales under the Purchase Agreement (the “Commencement”), LPC will initially purchase $2,000,000 in shares of Common Stock at a purchase price of $2.15 per share.

Following the initial purchase, on any business day and as often as every business day over the 30-month term of the Purchase Agreement, and up to an aggregate amount of an additional $15,000,000 of shares of Common Stock (subject to certain limitations), the Company has the right, from time to time, at its sole discretion and subject to certain conditions to direct LPC to purchase up to 100,000 shares of Common Stock (with such amounts increasing up to 175,000 shares as the stock price increases, but not to exceed $1,000,000 in total purchase proceeds per purchase date). The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the prevailing market price at the time of sale as set forth in the Purchase Agreement. The Company will control the timing and amount of any sales of Common Stock to LPC. In addition, the Company may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below the “threshold price” as set forth in the Purchase Agreement.

The Company has agreed with LPC that we will not enter into any “variable rate” transactions with any third party from the date of the Purchase Agreement until the expiration of the 30-month period following the date of the Purchase Agreement, subject to certain exceptions.

The Company intends to use the net proceeds from this offering to finance clinical and preclinical development activities for birinapant and suberohydroxamic acid 4-methoxycarbonyl phenyl ester, future in-licensing and for general corporate purposes, including working capital, acquisitions and other business opportunities.

All shares of Common Stock will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-201346), previously filed with the U.S. Securities and Exchange Committee (“SEC”) on January 2, 2015 and that was declared effective by the SEC on January 15, 2015 (the “Registration Statement”).  This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the shares discussed herein, nor shall there be any offer, solicitation, or sale of the shares in any state or country in which such offer, solicitation or sale wou1d be unlawful prior to registration or qualification under the securities laws of any such state or country.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and LPC, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. There is no upper limit on the price per share that LPC could be obligated to pay for Common Stock under the Purchase Agreement. The Company has the right to terminate the Purchase Agreement upon one business days’ notice, at no cost or penalty. Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to other available and appropriate sources of funding for the Company. As consideration for entering into the Purchase Agreement, the Company has agreed to issue to LPC 103,364 shares of Common Stock on the date of the Purchase Agreement.  As consideration for LPC’s purchase of up to $15,000,000 of shares of common stock, the Company will issue up to 34,455 shares of Common Stock to LPC on a pro-rata basis on each purchase date.  The Company will not receive any cash proceeds from the issuance of these shares.

The Purchase Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing descriptions of such agreement and the transactions contemplated thereby are qualified in their entirety by reference to such exhibit.

A copy of the opinion of Pepper Hamilton LLP relating to the legality of the issuance and sale of the shares pursuant to the Purchase Agreement is attached as Exhibit 5.1 hereto.  This opinion is also filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item  9.01 Financial Statements and Exhibits

(d) Exhibits

5.1                               Opinion of Pepper Hamilton LLP

10.1                        Purchase Agreement, dated as of August 24, 2015, by and between TetraLogic Pharmaceuticals Corporation and Lincoln Park Capital Fund, LLC

23.1                        Consent of Pepper Hamilton LLP (reference is made to Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TetraLogic Pharmaceuticals Corporation

Date: August 24, 2015	By:	/s/ Richard L. Sherman
Richard L. Sherman
Senior Vice President, Strategic Transactions, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Pepper Hamilton LLP
10.1	Purchase Agreement, dated as of August 24, 2015, by and between TetraLogic Pharmaceuticals Corporation and Lincoln Park Capital Fund, LLC
23.1	Consent of Pepper Hamilton LLP (reference is made to Exhibit 5.1 hereto)